CODE OF ETHICS

1.	Statement of General Principles

This Code of Ethics (the “Code”) expresses the policy and procedures of Cornerstone Advisors, LLC (the “Adviser”) and is enforced to ensure that no one is taking advantage of their position, or even giving the appearance of placing their own interests above those of the Adviser’s clients including each of the closed-end investment companies for which the Adviser serves or will serve in the future as the investment manager (the “Funds”). Investment advisory personnel must at all levels act as fiduciaries, and as such must place the interests of the Adviser’s clients including, the shareholders of the Funds before their own. Thus, we ask that when contemplating any personal transaction you ask yourself what you would expect or demand if you were a shareholder of a Fund.

This Code is adopted pursuant to Rule 17j-1 (the “Rule”) of the Investment Company Act of 1940 (the “1940 Act”) which makes it unlawful for any affiliated person of a Fund, or any affiliated person of the Adviser, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired (as defined below) by such Fund:

(i) to employ any device, scheme or artifice to defraud the Fund;

(ii) to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(iv)  to engage in any manipulative practice with respect to the Fund.

In compliance with paragraph (c)(1) of the Rule, this Code has been adopted by the Board of Directors of the Adviser and approved by each of the Boards of Directors of the Funds, including by a majority of each Fund’s Directors who are not “interested persons”, for the purpose of implementing policies and procedures reasonably necessary to prevent Access Persons (as defined below) from engaging in any conduct prohibited by the Rule. We ask that all personnel follow not only the letter of this Code but also abide by the spirit of this Code and the principles articulated herein.

2.	Definitions

“Access Person” means (i) any trustee, director, officer, general partner or Advisory Person (as defined below) of the Adviser, or (ii) any trustee, director, officer or general partner of a principal underwriter of a Fund who, in the ordinary course of their business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities (as defined below) by a Fund for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of their business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities or (iii) notwithstanding the provisions of clause (i) above with respect to the Adviser, where the Adviser is primarily engaged in a business or businesses other than advising registered investment companies or other Advisory clients, any director, officer or Advisory Person of the Adviser who, with respect to a Fund, makes any recommendation or participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to such Fund or who, in connection with their duties, obtains any information concerning Covered Securities recommendations being made by the Adviser.

“Advisory Person” means:

(i) any employee of or consultant to the Adviser (or of any company in a control relationship to the Adviser), who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with the Adviser who obtains information regarding the purchase or sale of Covered Securities;

(ii) any natural person who controls the Adviser and who obtains information (other than publicly available information) concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities.

“Access Persons” and “Advisory Persons” shall not include any individual who is required to and does file quarterly reports with any sub-adviser, administrator or the principal underwriter of a Fund substantially in conformity with Rule 17j-1 of the 1940 Act or Rule 204-2 of the Investment Advisers Act of 1940, provided however, that the legal compliance officer or president of any sub-adviser, administrator, or the principal underwriter shall (i) file an annual certification with each Board of Directors of a Fund stating that such entity has adopted or approved the continuation of its code of ethics, substantially in the form that was provided to such Board; and (ii) notify the Legal Compliance Officer (as defined below) of any violation of such entity’s code of ethics upon actual knowledge by such compliance officer that a violation had occurred. The Legal Compliance Officer shall report any such violations to each Board of Directors of each Fund in accordance with the provisions of this Code as if the report of the violation(s) had been made under this Code.

“Affiliated Persons” or “Affiliate” means:

(i)  any employee or Access Person, and any member of the immediate family (defined as spouse, child mother, father, brother, sister-in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

(ii) any account for which any of the persons described in D(i) hereof is a custodian, director, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice;

(iii) any partnership, corporation, joint venture, trust or other entity in which any employee of the Adviser or Access Person of the Adviser directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the Trading Desk, which includes when a Fund has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

The term “beneficial ownership” shall be defined in and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of a Covered Security regardless of the identity of the registered owner. This would include:

(i) Covered Securities which a person holds for his own benefit either in bearer form, registered in his name or otherwise, regardless of whether the securities are owned individually or jointly;

(ii) Covered Securities held in the name of a member of his immediately family (spouse or minor child) sharing the same household;

(iii) Covered Securities held by a trustee, executor, administrator, custodian or broker;

(iv) Covered Securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

(v) Covered Securities held by a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director, trustee or 10% stockholder or by a corporation which can be regarded as a personal holding company of a person;

(vi) Covered Securities recently purchased by a person and awaiting transfer into his name;

(vii) Covered Securities held by any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership or which ; and

(viii) Covered Securities held by such person’s spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time.

A beneficial owner of a security also includes any person who directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or includes the power to dispose, or to direct disposition of such security.

“Control” shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, and shall include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit of a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into in a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, or shares of exchange-traded funds (ETFs) that are organized as unit investment trusts (UITs) or ETFs organized as open-end investment companies, any of the foregoing, except, however, that it shall not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end investment companies, other than those deemed as reportable funds as defined in Rule 204A-1.

“Disinterested Director” of a Fund shall mean a director thereof who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Personnel” means:

(i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund.

(ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by such Fund.

“Legal Compliance Officer” means the Chief Compliance Officer appointed by the Adviser.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933

“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Security held or to be acquired” means:

(i) any Covered Security which, within the most recent fifteen (15) days:

(A)	is or has been held by a Fund; or

(B)	is being or has been considered by a Fund or the Adviser for purchase by the Fund; and

(ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (i) of this definition.

The term “security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and shall include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit of a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into in a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

3.	Prohibited Transactions

The prohibitions described below will only apply to a transaction in a Covered Security in which the designated person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

A.	Blackout Trading Periods - Access Persons

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale is being considered for purchase or sale by a Fund or is being purchased or sold by such Fund before the expiration of five (5) business days during which the Fund is considering the purchase or sale or has a pending buy or sell order in that same Covered Security until that order is executed or withdrawn. Any profits realized on trades within the proscribed periods are required to be disgorged to the Fund. A pending buy or sell order exists when a decision to purchase or sell a Covered Security has been made and communicated to the Legal Compliance Officer.

B.	Blackout Trading Periods – Investment Personnel

No Investment Personnel shall engage in a purchase or sale, directly or indirectly, of a Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven (7) calendar days before and after a Fund trades in that Covered Security. Any profits realized on trades within the proscribed periods are required to be disgorged to the Fund. The Legal Compliance Officer may permit exceptions to this prohibition in writing on a case by case basis when no abuse is involved and the circumstances of the subject trade supports an exemption.

C.	Ban on Short-Term Trading Profits

No Access Person may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within sixty (60) calendar days if such Covered Securities are held by a Fund. Any profits realized on such short-term trades are required to be disgorged to the Fund. The Legal Compliance Officer may permit exceptions to this prohibition in writing on a case by case basis when no abuse is involved and the circumstances of the subject trade supports an exemption.

D.	Ban on Securities Purchases of an Initial Public Offering

Investment Personnel may not acquire, directly or indirectly, any beneficial ownership in any securities in an initial public offering without prior approval in writing from the Legal Compliance Officer or other person designated by the Adviser’s Board of Directors. (This prohibition does not apply to start-up seed capital which may be contributed by Investment Personnel to the formation of a new offering, a pre-IPO event before shares of the new fund are offered to other investors, in which case written approval from the Legal Compliance Officer would not be required.) Furthermore, should written consent of a Fund be given, Access Persons are required to disclose such investment when participating in the Fund’s subsequent consideration of an investment in such issuer. In such circumstances, a Fund’s decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel of the Fund with no personal interest in the issuer.

E.	Securities Offered in a Limited Offering

Investment Personnel may not acquire, directly or indirectly, any beneficial ownership in any securities in a limited offering without the prior written consent of each Fund’s Legal Compliance Officer. Furthermore, should written consent of a Fund be given, Investment Personnel are required to disclose such investment when participating in the Fund’s subsequent consideration of an investment in such issuer. In such circumstances, a Fund’s decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel of the Fund with no personal interest in the issuer.

4.	Exempted Transactions

A. Subject to compliance with preclearance procedures in accordance with Section 5 below, the prohibitions of Sections 3A, 3B and 3C of this Code shall not apply to:

(i)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions;

(ii)	Purchases or sales of securities which are not eligible for purchase or sale by a Fund;

(iii)	Purchases or sales which are nonvolitional on the part of either the Access Person or a Fund.

(iv)	Purchases which are part of an automatic dividend reinvestment plan;

(v)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(vi)	Any equity securities transaction, or series of related transactions, involving five hundred (500) shares or less in the aggregate, if (i) the Access Person has no prior knowledge of transactions in such security by a Fund and (ii) if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion;

(vii)	Any fixed income securities transaction involving $10,000 principal amount or less, if the Access Person has no prior knowledge of transactions in such securities by the Fund;

(viii)	Any purchase or sale of a Fund’s shares by an Access Person or any Affiliated Person of the Adviser, directly or indirectly, during any time period that the Board of Directors of such Fund has authorized the Fund to engage in a Share Buyback Program provided that: (i) such Board has determined that any potential harm to the Fund is remote and (ii) proper dissemination of any material non-public information has been made on a timely basis; and

(ix)	All other transactions contemplated by Access Persons which receive the prior approval of the Legal Compliance Officer in accordance with the preclearance procedures described in Section 5 below. Purchases or sales of specific securities may receive the prior approval of the Legal Compliance Officer because the Legal Compliance Officer has determined that no abuse is involved and that such purchases and sales would be very unlikely to have any economic impact on a Fund or on such Fund’s ability to purchase or sell such securities.

B. A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in Section 3A will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 5 and without prior knowledge of any Fund trading.

C. Notwithstanding Section 4A(ix), the prohibition in Section 3C shall not apply to profits earned from transactions in securities which securities are not the same (or equivalent) to those owned, shorted or in any way traded by a Fund during the sixty (60) day period; provided, however, that if the Legal Compliance Officer determines that a review of the Access Person’s reported personal securities transactions indicates an abusive pattern of short-term trading, the Legal Compliance Officer may prohibit such Access Person from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days whether or not such security is the same (or equivalent) to that owned, shorted or in any way traded by a Fund.

5.	Preclearance

All Access Persons must preclear with and receive prior approval from the Legal Compliance Officer before purchasing or selling any Covered Security. All approved orders must be executed by the close of business on the day preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

6.	Reporting

A. (1) No later than ten (10) days after becoming an Access Person of the Adviser, and thereafter on an annual basis as of December 31 of each year, Access Persons will submit a report, which is current as of a date no more than 45 days prior to the date submitted, disclosing:

(i) the title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership at the time such person became an Access Person;

(ii) the name of any broker-dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii)  the date that the such report is submitted by the Access Person.

(1) In addition to a signed and dated copy of Attachment C, “Initial Certification,” or Attachment E, “Personal Securities Account Declaration,” as appropriate, these initial and annual reports may be in the form of a separate written report of holdings of Covered Securities, a brokerage statement that discloses such holdings, or some combination thereof.

B. (1) All Access Persons shall report to the Legal Compliance Officer no later than thirty (30) days after the end of each calendar quarter (including those calendar quarters in which no securities transactions were effected) with respect to (A) any transaction during the quarter in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or beneficial ownership in the Covered Security:

(i) the date of the transaction, title, interest rate and maturity rate (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii) the nature of the transaction (i.e. purchase, sale, or any other type of acquisition or disposition);

(iii) the price of the Covered Security at which the transaction was effected;

(iv) the nature of the broker, dealer or bank with or through which the transaction was effected; and

(v)  the date that the report is submitted by the Access Person; and

(B) with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	the name of each broker, dealer or bank with whom the Access Person established the account;

(ii)	the date the account was established; and

(iii)	the date that the report is submitted by the Access Person,

provided however, that an Access Person shall not be required to make a report under Sections 6A or 6B hereof with respect to any transaction effected for any account over which such Access Person has no direct control or indirect influence or control.

C. Whenever an Access Person recommends that a Fund purchase or sell a Covered Security, he shall disclose whether he presently owns such security, or whether he is considering its purchase or sale.

D. All personal matters discussed with the Legal Compliance Officer and all confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by each Board of Directors of each Fund and the Adviser for which such person is an Access Person, and by the appropriate regulatory agencies.

E. All reports submitted to the Legal Compliance Officer pursuant to this Section 6 may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

F. In instances where the Legal Compliance Officer is subject to requirements or restrictions of this Code, the Legal Compliance Officer may fulfill the requirements or seek the remedies provided by reporting to a corporate officer of Cornerstone Advisors who is not the Legal Compliance Officer, or by one delegated by a corporate officer for this purpose. All reports submitted by the Legal Compliance Officer pursuant to this Section 6 shall be subject to the same requirements as detailed in this Section 6 except that any required review will be conducted by a corporate officer of Cornerstone Advisors who is not the Legal Compliance Officer, or by one delegated by a corporate officer for this purpose.

7.	Annual Certification and Certification of Amendments

On an annual basis and at anytime the Code is amended, Access Persons will be sent a copy of this Code for their review and will be required to acknowledge receipt of the Code and its amendments. Annually Access Persons will be asked to certify that they have read and understand this Code and recognize that they are subject hereto. Access Persons will be further asked to certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code.

8.	Confidential Status of each Fund’s Portfolio

The current portfolio positions of each Fund managed, advised and/or administered by the Adviser and current portfolio transactions, programs and analyses must be kept confidential.

If nonpublic information regarding a Fund’s portfolio should become known to any Access Person, whether in the line of duty or otherwise, he should not reveal it to anyone unless it is properly part of his work to do so.

If anyone is asked about a Fund’s portfolio or whether a security has been sold or bought, his reply should be that this is an improper question and that this answer does not mean that a Fund has bought, sold or retained the particular security. Reference, however, may, of course, be made to the latest published report of each Fund’s portfolio.

9.	Nonpublic Material Information

From time to time the Adviser has circulated and discussed with Access Persons the latest administrative and judicial decisions regarding the absolute prohibition against the use of nonpublic material information, also known as “inside information.” In view of the many forms in which the subject can arise, the Adviser must reiterate that a careful and conservative approach must prevail and no action should be taken where “inside information” may be involved without a thorough review by the Legal Compliance Officer.

Material inside information is any information about a company or the market for the company’s securities which has come directly or indirectly from the company and which has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market price of any of the company’s securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

Information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, etc.

“Inside information” is information that has not been publicly disclosed. Information received about a company under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company (or its insiders) should be deemed to be inside information.

Whenever an Access Person receives material information about a company which he knows or has reason to believe is directly or indirectly attributable to such company (or its insiders), the Access Person must determine that the information is public before trading or recommending trading on the basis of such information or before divulging such information to any person who is not an employee of the Adviser or a party to the transaction. As a rule, one should be able to point to some fact to show that the information is generally available; for example, its announcement on the broad tape or by Reuters, The Wall Street Journal or trade publications. If the Access Person has any question at all as to whether the information is material or whether it is inside and not public, he must resolve the question or questions before trading, recommending trading or divulging the information. If any doubt at all remains, the Access Person must consult with the Legal Compliance Officer.

10.	Gifts - Investment Personnel

Investment Personnel shall not receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund. For purposes of this Code, “more than de minimis value” shall mean any gift in excess of a value of $100 per year.

11.	Services as a Director in a Publicly Traded Company

Access Persons shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the Adviser’s Board of Directors, based upon a determination that the board service would be consistent with the interests of the Adviser or each Fund and its shareholders. When such authorization is provided, the Investment Personnel serving as a director will be isolated from making investment decisions with respect to the pertinent company through “Chinese Wall” or other procedures.

12.	Compliance Review

A. The Legal Compliance Officer will maintain a list of all Access Persons, will provide each Access Person with a copy of this Code upon request, and will notify each Access Person in writing that such person is an Access Person. Once a person has been so identified, he shall continue to be an Access Person until otherwise notified in writing by the Legal Compliance Officer, provided however, if such person is an Access Person solely because he is a director of the Adviser, such person shall cease to be an Access Person at the time such person ceases to be a director.

B. The Legal Compliance Officer or his designate shall review all personal holdings reports submitted by each Access Person, including confirmations of personal securities transactions, to ensure that no trading has taken place in violation of Rule 17j-1 or the Code. In addition, the Legal Compliance Officer shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of each Fund to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Legal Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question. The Legal Compliance Officer shall maintain a list of any other such personnel responsible for reviewing transaction and personal holdings reports.

13.	Sanctions

Any violation of this Code shall be reported on a quarterly basis to each Board of Directors of each Fund and the Adviser in accordance with Section 14 of the Code. A Board of Directors of the Fund or the Adviser, as the case may be, may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from a securities transaction done in violation of this Code.

14.	Board of Directors Annual Review

Annually, each Fund’s Board of Directors shall receive a verbal and/or written report, submitted separately or represented within board materials, containing the following:

A. a copy of the existing Code of Ethics from the Legal Compliance Officer;

B. a report completed by the Legal Compliance Officer identifying any issues arising under the Code, including any material violations of the Code during the past year and sanctions imposed in response to such material violations of the Code;

C. A list of recommendations, if any, to change the existing Code of Ethics based upon experience, evolving industry practices or developments in applicable laws or regulations.

15.	A Fund’s Board of Directors’ Annual Approval

Annually, the Board of Directors of each Fund, including a majority of the Disinterested Directors of the Board, shall approve this Code, and material changes to the Code, if any. Each Fund’s Board of Directors shall approve any material change to this Code made by the Adviser no later than six (6) months after the adoption of the material change, provided, however, that before approving this Code or any amendment to this Code, each such Board shall have received notification from the Adviser that the Adviser has adopted procedures reasonably necessary to prevent Access Persons of the Adviser from violating the Code provided that such material changes require a modification of Adviser’s existing procedures to assure compliance by Access Persons.

16.	Recordkeeping

This Code, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person hereunder, a list of all persons responsible for reviewing the reports required hereunder, a record of any decision and the reasons supporting the decision to approve any acquisition or sale by Access Persons of securities in an IPO or limited offering, each memorandum made by the Legal Compliance Officer hereunder and a record of any violations hereof and any sanctions imposed in response to any material violations of the Code shall be maintained by the Adviser as required under the Rule.

17.	Effective Date

This Code shall be effective as of April 1, 2001.

18.	Executive Guidelines concerning Corporate Governance and Management

This section of the Code of Ethics is to ensure that the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these persons are employed by the Fund or a third party, promote professional conduct in the practice of corporate governance and management (the “Executives”). The Executives hold an important and elevated role in corporate governance because they are uniquely capable and empowered to ensure that all stockholders interests are appropriately balanced, protected and preserved. This section provides principles to which the Executives are expected to adhere and advocate.

The purpose behind these guidelines is to promote i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Fund; iii) compliance with applicable governmental laws, rule and regulations; iv) the prompt internal reporting of violations of this Code to an appropriate person or persons identified in the Code; and v) accountability for adherence to the Code.

All Executives will:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	Provide shareholders with information that is accurate, complete, objective, relevant, timely and understandable.

3.	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

6.	Confidential information acquired in the course of one’s work will not be used for personal advantage.

7.	Share knowledge and maintain skills important and relevant to Adviser’s needs.

8.	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

9.	Achieve responsible use of and control over all assets and resources employed or entrusted.

ATTACHMENT A

Cornerstone Advisors, LLC CODE OF ETHICS --

SPECIAL APPROVAL FORM

1.	The following is a private placement of securities or other investment requiring special approval in which I want to acquire or dispose of Beneficial Ownership:

Name of Private Security or Other Investment	Date to be Acquired	Amount to be Held	Record Owner	Purchase Price	How Acquired (Broker/Issuer)

Would this investment opportunity be appropriate for a Cornerstone client?

___Yes   No

2.	I want to engage in the following outside business activity:

I certify, as applicable, that I (a) am not aware of any non-public information about the issuer, (b) have made all disclosures required by the Code of Ethics and (c) will comply with all reporting requirements of the Code.

Signature	Date

Print Name

_____Approved

_____Not Approved

Designated Supervisory Person	Date

ATTACHMENT B

Cornerstone Advisors, LLC

CODE OF ETHICS -- PERSONAL TRADING PRECLEARANCE FORM

This form should be filled out completely to expedite approval.

1.	Security:

Ticker:

____Purchase   Sale

2.	Number of shares/bonds/units/contracts:

3.	Account Name/Shortname:

4.	Brokerage Firm and Account Number:

5.	Why do you want to purchase or sell? Is this an opportunity appropriate for Cornerstone clients?

6.	Are you aware of a Cornerstone Advisory Person who is buying or selling or who plans to buy or sell this security for his or her personal accounts or Cornerstone clients?

____Yes  No

If yes, who?

7.	If the amount is equal to or less than 500 shares, is the issuer market capitalization greater than $1.0 billion?

____Yes  No

I certify that I (a) am not aware of any material non-public information about the issuer, (b) have made all disclosures required by the Code of Ethics and this trade otherwise complies with the Code, including the prohibition on investments in initial public offerings, and (c) will comply with all reporting requirements of the Code.

Signature of Advisory Person	Date

Print Name

_____Approved

_____Not Approved

Designated Supervisory Person	Date - Valid this Business Day Only.

ATTACHMENT C

Cornerstone Advisors, LLC

CODE OF ETHICS - INITIAL CERTIFICATION

I CERTIFY THAT I:

●	have read and understood the Code of Ethics for Cornerstone Advisors, LLC and recognize that I am subject to its requirements; and

●	have disclosed or reported all personal securities holdings in which I had any direct or indirect Beneficial Ownership and accounts in which any securities were held for my direct or indirect benefit as of the date I commenced employment with Cornerstone Advisors, LLC or the date I became affiliated with a Cornerstone Client.

Signature of Access Person	Date

Print Name

ATTACHMENT D

Cornerstone Advisors, LLC

CODE OF ETHICS - ANNUAL CERTIFICATION

I CERTIFY THAT I:

●	have read and understood the Code of Ethics for Cornerstone Advisors, LLC and recognize that I am subject to its requirements; and

●	have complied with all requirements of the Code of Ethics and Policy and Procedures Designed to Detect and Prevent Insider Trading in effect during the year ended December 31, 20 ; and

●	have disclosed or reported all personal securities transactions in Covered Securities for the year ended December 31, 20 and all personal securities holdings in Covered Securities in which I had any direct or indirect Beneficial Ownership and all accounts in which any Covered Securities were held for my direct or indirect benefit as of December 31, 20 ; and

Signature of Access Person	Date

Print Name

ATTACHMENT D.2

Cornerstone Advisors, LLC

CERTIFICATION OF AMENDMENTS TO THE CODE OF ETHICS

I CERTIFY THAT I:

●	have received the latest amendments to the Code of Ethics dated as of_________________.

Signature of Access Person	Date

Print Name

ATTACHMENT E

Cornerstone Advisors, LLC

CODE OF ETHICS -- PERSONAL SECURITIES ACCOUNT DECLARATION

All Access Persons must complete each applicable item (1, 2, 3 or 4) and sign below, (brokerage statements may be submitted in fulfillment of this requirement).

1.	The following is a list of securities/commodities accounts containing Covered Securities, including a list of those Covered Securities, in which I have Beneficial Ownership:

Broker/Dealer	Account Title and Number

2.	The following is a list of securities/commodities accounts containing Covered Securities, including a list of those Covered Securities, in which I had Beneficial Ownership that have been opened or closed in the past year:

Broker/Dealer	Account Title and Number

3.	The following is a list of any other Covered Securities or other reportable investment holdings in which I have Beneficial Ownership (for securities held in accounts other than those disclosed in response to items 1 and 2):

Name of Private Security or Other Investment	Date Acquired	Amount Held	Record Owner	Purchase Price	How Acquired (Broker/Issuer)

4.	I do not have Beneficial Ownership in any securities/commodities accounts or otherwise have Beneficial Ownership of any securities or other instruments subject to the Code of Ethics. (Please initial.)

Initials

I declare that the information given above is true and accurate:

Signature of Access Person	Date

Print Name

ATTACHMENT F

Cornerstone Advisors, LLC

CODE OF ETHICS -- OUTSIDE BUSINESS ACTIVITIES

Outside business activities include, but are not limited to, the following:

●	self-employment;

●	receiving compensation from another person or company;

●	serving as an officer, director, partner, or consultant of another business organization (including a family owned company); and

●	becoming a general or limited partner in a partnership or owning any stock in a business, unless the stock is publicly traded and no control relationship exists.

Outside business activities include serving with a governmental (federal, state or local) or charitable organization whether or not for compensation.

All Advisory Persons must complete at least one choice (1 or 2) and sign below.

1.	The following are my outside business activities:

Outside Business Activity	Description of Activity	Approved By Designated Supervisory Person (Yes/No)

2.	I am not involved in any outside business activities. (Please initial)

Initials

I declare that the information given above is true and accurate:

Signature of Advisory Person	Date

Print Name

ATTACHMENT G

Cornerstone Advisors, LLC

CODE OF ETHICS - CODE REPORTING REVIEW

For the Period Ending____________________

Review of reports under the Code for the following Access Persons were conducted as follows:

Access Person	Reports Received	Review Date	Reviewed by